EXHIBIT 10.06

PURCHASE AND TERMINATION AGREEMENT

BY AND AMONG

FOX ENTERTAINMENT GROUP, INC.,

FOX US MOBILE HOLDINGS, INC.,

US MOBILE HOLDINGS, LLC,

FOX DUTCH MOBILE B.V.,

JAMBA NETHERLANDS MOBILE HOLDINGS GP B.V.,

NETHERLANDS MOBILE HOLDINGS C.V.,

VERISIGN, INC.,

VERISIGN US HOLDINGS, INC.,

VERISIGN NETHERLANDS MOBILE HOLDINGS B.V.

AND

VERISIGN SWITZERLAND S.A.

DATED AS OF OCTOBER 6, 2008

i

ii

Exhibits

Exhibit A	First Amendment to Gateway Services Agreement
Exhibit B-1	Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture
Exhibit B-2	Amended and Restated Articles of Association of the Netherlands GP
Exhibit B-3	Amended and Restated LLC Agreement of the U.S. Joint Venture
Exhibit C	David Singer Letter
Exhibit D	Larry Friedman Letters

Schedules

Schedule A	Settlement Payment Amount
Schedule B	Current VeriSign Managers
Schedule C	Current Fox Managers

iii

PURCHASE AND TERMINATION AGREEMENT

THIS PURCHASE AND TERMINATION AGREEMENT is entered into as of October 6, 2008 (this “Agreement”), by and among Fox Entertainment Group, Inc., a Delaware corporation (“Fox”), Fox US Mobile Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Fox (“Fox Mobile Holdings”), Fox Dutch Mobile B.V., a Netherlands B.V. that is a wholly owned subsidiary of Fox Dutch Mobile Holdings C.V. (“Fox Dutch Mobile” and together with Fox Mobile Holdings, the “Fox Purchasing Entities”), VeriSign, Inc., a Delaware corporation (“VeriSign”), VeriSign Switzerland S.A., a Swiss company and a wholly owned subsidiary indirectly owned by VeriSign (“VeriSign Swissco”), VeriSign US Holdings, Inc., a Nevada corporation and a wholly owned subsidiary of VeriSign (“VeriSign Holdings”), VeriSign Netherlands Mobile Holdings B.V., a Netherlands B.V. and a wholly owned subsidiary of VeriSign Swissco (“VeriSign Netherlands Mobile Holdings” and together with VeriSign Swissco and VeriSign Holdings, the “VeriSign Selling Entities”), Jamba Netherlands Mobile Holdings GP B.V., a Netherlands B.V. (the “Netherlands GP”), US Mobile Holdings, LLC, a Delaware limited liability company (the “U.S. Joint Venture”) and Netherlands Mobile Holdings C.V., a Netherlands C.V. (the “Netherlands Joint Venture” and together with the U.S. Joint Venture, the “Joint Ventures”).

W I T N E S S E T H:

WHEREAS, VeriSign indirectly owns forty nine percent (49%) and Fox indirectly owns fifty one percent (51%) of the equity interests in the Joint Ventures, which Joint Ventures own and operate, among other things, the businesses conducted under the Jamba! (outside the U.S.) and Jamster (within the U.S.) brand names;

WHEREAS, Fox desires to purchase (indirectly) and VeriSign desires to sell (indirectly) all of its equity interests in the Joint Ventures at Closing; and

WHEREAS, the Parties desire to amend and/or terminate certain agreements entered into in connection with the formation of the Joint Ventures and to release each other from certain Liabilities.

NOW, THEREFORE, in consideration of the forgoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree hereby as follows:

ARTICLE I

PURCHASE OF VERISIGN JOINT VENTURE INTERESTS

1.1 Purchase and Sale. On the terms and subject to the conditions of this Agreement, on the Closing Date, the applicable parties set forth below shall pay to the applicable VeriSign Parties an aggregate amount of $193,274,189 (One Hundred Ninety Three Million Two Hundred Seventy Four Thousand One Hundred Eighty Nine Dollars) (the “Purchase Price”), consisting of the Netherlands JV Purchase Amount, the Netherlands GP Purchase Amount and the U.S. JV Purchase Amount, pursuant to the following transactions (the “Purchase Transactions”), which shall occur in the order stated:

(a) Fox Dutch Mobile shall purchase all of VeriSign Netherlands Mobile Holdings’ interest, free and clear of all Liens, in the Netherlands Joint Venture, which represents forty eight and ninety-five one hundredths percent (48.95%) of the interests in the Netherlands Joint Venture (the “VeriSign Netherlands JV Interests”) as set forth in Schedule A of the Joint Venture Agreement, and VeriSign Netherlands Mobile Holdings shall sell the same to Fox Dutch Mobile, in exchange for cash in an amount equal to $108,123,104 (One Hundred Eight Million One Hundred Twenty Three Thousand One Hundred Four Dollars) (the “Netherlands JV Purchase Amount”);

(b) Fox Dutch Mobile shall purchase all of VeriSign Swissco’s interest, free and clear of all Liens, in the Netherlands GP, which represents forty nine percent (49%) of the interests in the Netherlands GP (the “VeriSign Netherlands GP Interests”), and VeriSign Swissco shall sell the same to Fox Dutch Mobile, in exchange for cash in an amount equal to $110,442 (One Hundred Ten Thousand Four Hundred Forty Two Dollars) (the “Netherlands GP Purchase Amount”); and

(c) Fox Mobile Holdings shall purchase all of VeriSign Holdings’ interest, free and clear of all Liens, in the U.S. Joint Venture, which represents forty nine percent (49%) of the interests in the U.S. Joint Venture (the “VeriSign U.S. JV Interests”), and VeriSign Holdings shall sell the same to Fox Dutch Mobile Holdings, in exchange for cash in an amount equal to $85,040,643 (Eighty Five Million Forty Thousand Six Hundred Forty Three Dollars) (the “U.S. JV Purchase Amount”).

1.2 Settlement Payment. On the terms and subject to the conditions of this Agreement, on the Closing Date the applicable VeriSign Parties, Fox Parties and/or the Joint Ventures and/or their applicable Subsidiaries shall make the payments set forth on Schedule A (the “Settlement Payment Amount”) , which includes payment in full of all principal, interest and any other amounts owing under the Jamba Mobile Holdings Note, in settlement and discharge of the payments and other Liabilities reflected thereon that may be owning between the parties as of the date hereof or, with respect to payments and other Liabilities arising under the Gateway Services Agreement, as of August 31, 2008. Upon payment of the Purchase Price and, subject to Section 1.3, the Settlement Payment Amount, the VeriSign Parties, the Fox Parties and the Joint Ventures shall have no further Liability to each other in respect of the matters subject to the Settlement Payment Amount and shall be released and discharged therefrom and from any other VeriSign Released Matters and the Fox Released Matters, as applicable, in accordance with and subject to the provisions of Section 5.6 and Section 5.7 hereof; provided that the foregoing shall not limit the obligation of the Joint Ventures to make payment to the VeriSign Parties of fees and other amounts due in respect of services performed by the VeriSign Parties (i) from September 1, 2008 to the date hereof under and in accordance with the terms of the Gateway Services Agreement and (ii) following the date hereof under and in accordance with the terms of the Gateway Services Agreement as amended by the First Amendment to Gateway Services Agreement.

1.3 Adjustment of Settlement Payment Amount. The Parties acknowledge and agree that the amounts indicated as due with respect (only) to the four (4) items marked with an “*” in Schedule A (the “Provisional Items”) represent estimates of the amounts actually due in respect of the Provisional Items as of August 31, 2008 under the Gateway Services Agreement (as in effect as of the date hereof). As soon as practicable after the Closing Date, the relevant VeriSign Parties and/or Fox Parties will calculate and determine the final amounts due by the relevant Fox Parties and/or VeriSign Parties, as applicable, as of August 31, 2008, under the Gateway Services Agreement (as in effect as of the date hereof) in respect of the Provisional Items. In the event of a disagreement between the VeriSign Parties and the Fox Parties on the determination of such final amounts, the parties shall discuss in good faith in order to promptly resolve such disagreement. If no agreement is reached between the parties within ninety (90) days following the Closing Date, the dispute will be escalated to the Chief Financial Officers of VeriSign and Fox for final resolution. Once the VeriSign Parties and the Fox Parties, in accordance with the preceding sentences, have agreed on the final amounts due in respect of the Provisional Items, the relevant Fox Parties or the relevant VeriSign Parties, as the case may be, shall promptly pay to the relevant VeriSign Parties or the relevant Fox Parties, as applicable, any difference between (i) the estimated amounts indicated in Schedule A as due in respect of the relevant Provisional Items and (ii) the final amounts due in respect of such Provisional Items as determined and agreed between the parties in accordance with the above provisions.

1.4 Ownership Following Purchase Transactions. After giving effect to the Purchase Transactions, the ownership interests, expressed as a percentage, in each of the Netherlands Joint Venture and the U.S. Joint Venture, respectively, shall be designated as set forth below:

Party	Interest in Netherlands Joint Venture
Fox Dutch Mobile	99.9%
Netherlands GP (100% owned by Fox Dutch Mobile following the Purchase Transactions)	0.1%
VeriSign Parties	0%

Party	Interest in the U.S. Joint Venture
Fox Mobile Holdings	100%
VeriSign Parties	0%

ARTICLE II

CLOSING

2.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Hogan & Hartson LLP, 875 Third Avenue, New York, New York 10022, on the date of this Agreement, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).

2.2 Deliveries by the VeriSign Parties at Closing. At Closing, the VeriSign Parties shall deliver, or cause to be delivered, to the Fox Parties, the Joint Ventures, or the Netherlands GP, as applicable, the following:

(a) To Fox Dutch Mobile and the Netherlands GP, such instruments or documents (including private deeds and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands JV Interests pursuant to Section 1.1(a), free and clear of all Liens;

(b) To Fox Dutch Mobile and the Netherlands GP, such instruments or documents (including notarial deeds executed by a Dutch civil notary and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands GP Interests pursuant to Section 1.1(b), free and clear of all Liens;

(c) To Jamba Mobile Holdings, the Jamba Mobile Holdings Note, fully cancelled pursuant to Section 1.2, together with such instruments or documents as may be necessary or appropriate to properly terminate such obligation of Jamba Mobile Holdings;

(d) To the Joint Ventures, the First Amendment to Gateway Services Agreement, attached hereto as Exhibit A, executed by a duly authorized officer of each VeriSign Party that is a party thereto;

(e) To the Netherlands Joint Venture, written consent of (i) all of the current VeriSign Managers of the board of managers of the Netherlands GP, in turn representing the Netherlands Joint Venture, effective as of immediately prior to the Closing Date, approving the transactions contemplated hereby, including the termination of the Joint Venture Agreement and the replacement thereof with the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture attached hereto as Exhibit B-1 and (ii) each of VeriSign and VeriSign Netherlands Mobile Holdings, effective as of immediately prior to the Closing Date, approving (A) the termination of the Joint Venture Agreement and the replacement thereof with the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture attached hereto as Exhibit B-1 and (B) the replacement of VeriSign Netherlands Mobile Holdings as a limited partner of the Netherlands Joint Venture with Fox Dutch Mobile as the sole limited partner of the Netherlands Joint Venture;

(f) To the Netherlands GP, written consent of all of the current VeriSign Managers of the board of managers of the Netherlands GP effective as of immediately prior to the Closing Date approving the transactions contemplated hereby, including the Amended and Restated Articles of Association of the Netherlands GP attached hereto as Exhibit B-2; and

(g) To the U.S. Joint Venture, written consent of (i) all of the current VeriSign Managers of the board of managers of the U.S. Joint Venture, effective as of immediately prior to the Closing Date, approving the transactions contemplated hereby, including the Amended and Restated LLC Agreement of the U.S. Joint Venture attached hereto as Exhibit B-3 and (ii) VeriSign Holdings, effective as of immediately prior to the Closing Date, approving the Amended and Restated LLC Agreement of the U.S. Joint Venture attached hereto as Exhibit B-3;

(h) To the Netherlands GP, written resignations of all of the current VeriSign Managers of the board of managers of the Netherlands GP effective as of immediately prior to the Closing Date and waiving any claims against the Netherlands GP;

(i) To the U.S. Joint Venture, written resignations of all of the current VeriSign Managers of the board of managers of the U.S. Joint Venture effective as of immediately prior to the Closing Date and waiving all claims against the U.S. Joint Venture; and

(j) To the Joint Ventures and/or their applicable Subsidiaries, the portion of the Settlement Payment Amount to be paid to them as set forth on Schedule A.

2.3 Deliveries by the Fox Parties at the Closing. At Closing, the Fox Parties shall deliver, or cause to be delivered, to the VeriSign Parties, the Joint Ventures or the Netherlands GP, as applicable, the following:

(a) To VeriSign Netherlands Mobile Holdings, the Netherlands JV Purchase Amount in cash paid by wire transfer of immediately available funds to an account or accounts designated in writing by VeriSign Netherlands Mobile Holdings;

(b) To VeriSign Swissco, the Netherlands GP Purchase Amount in cash paid by wire transfer of immediately available funds to an account or accounts designated in writing by VeriSign Swissco;

(c) To VeriSign Holdings, the U.S. JV Purchase Amount in cash paid by wire transfer of immediately available funds to an account or accounts designated in writing by VeriSign Holdings;

(d) To the Netherlands GP, the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture, attached hereto as Exhibit B-1, executed by a duly authorized officer of Fox Dutch Mobile;

(e) To the Netherlands GP, written consent of all of the current Fox Managers of the board of managers of the Netherlands GP effective as of immediately prior to the Closing Date approving the transactions contemplated hereby, including the Amended and Restated Articles of Association of the Netherlands GP attached hereto as Exhibit B-2; and

(f) To the Netherlands Joint Venture, written consent of (i) all of the current Fox Managers of the board of managers of the Netherlands GP, in turn representing the Netherlands Joint Venture, effective as of immediately prior to the Closing Date, approving the transactions contemplated hereby, including the termination of the Joint Venture Agreement and the replacement thereof with the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture attached hereto as Exhibit B-1 and (ii) each of News Corporation and Fox Dutch Mobile, effective as of immediately prior to the Closing Date, approving (A) the termination of the Joint Venture Agreement and the replacement thereof with the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture attached hereto as Exhibit B-1, executed by a duly authorized officer of each Fox Party that is a party thereto and (B) the replacement of VeriSign Netherlands Mobile Holdings as a limited partner of the Netherlands Joint Venture with Fox Dutch Mobile as the sole limited partner of the Netherlands Joint Venture;

(g) To the U.S. Joint Venture, the Amended and Restated LLC Agreement of the U.S. Joint Venture, attached hereto as Exhibit B-3, executed by a duly authorized officer of each Fox Party that is a party thereto;

(h) To the U.S. Joint Venture, written consent of (i) all of the current Fox Managers of the board of managers of the U.S. Joint Venture, effective as of immediately prior to the Closing Date, approving the transactions contemplated hereby, including the Amended and Restated LLC Agreement of the U.S. Joint Venture attached hereto as Exhibit B-3 and (ii) Fox Mobile Holdings, effective as of immediately prior to the Closing Date, approving the Amended and Restated LLC Agreement of the U.S. Joint Venture attached hereto as Exhibit B-3;

(i) To VeriSign Netherlands Mobile Holdings and the Netherlands GP, such instruments or documents (including private deeds and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands JV Interests pursuant to Section 1.1(a), free and clear of all Liens; and

(j) To VeriSign Swissco and the Netherlands GP, such instruments or documents (including notarial deeds executed by a Dutch civil notary and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands GP Interests pursuant to Section 1.1(b), free and clear of all Liens.

2.4 Deliveries of the Joint Ventures at Closing. At Closing, the applicable Joint Venture(s) shall deliver, or cause to be delivered, to VeriSign and/or Fox, as applicable, the following:

(a) To VeriSign, the First Amendment to Gateway Services Agreement, attached hereto as Exhibit A, executed by a duly authorized officer of each Joint Venture that is a party thereto;

(b) To the Fox Parties, the Amended and Restated LLC Agreement of the U.S. Joint Venture, attached hereto as Exhibit B-3, executed by a duly authorized officer of the U.S. Joint Venture; and

(c) To VeriSign and/or its applicable Subsidiaries, the portion of the Settlement Payment Amount to be paid to them as set forth on Schedule A.

2.5 Deliveries of the Netherlands GP at Closing. At Closing, the Netherlands GP shall deliver or cause to be delivered, to the Netherlands Joint Venture, the VeriSign parties and/or the Fox Parties, as applicable, the following:

(a) To Fox Dutch Mobile and VeriSign Netherlands Mobile Holdings, such instruments or documents (including private deeds and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands JV Interests pursuant to Section 1.1(a), free and clear of all Liens;

(b) To Fox Dutch Mobile and VeriSign Swissco, such instruments or documents (including notarial deeds executed by a Dutch civil notary and appropriate powers of attorney) as may be necessary or appropriate to properly transfer to Fox Dutch Mobile title to all of the VeriSign Netherlands GP Interests pursuant to Section 1.1(b), free and clear of all Liens;

(c) To the Fox Parties, the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture, attached hereto as Exhibit B-1, executed by a duly authorized officer of the Netherlands GP; and

(d) To the Netherlands Joint Venture, written consent of Netherlands GP effective as of immediately prior to the Closing Date approving the termination of the Joint Venture Agreement and the replacement thereof with the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture attached hereto as Exhibit B-1.

2.6 Additional Closing Deliveries. From time to time on and after Closing, the parties hereto agree to execute and deliver such other instruments of conveyance, assignment, assumption, transfer and delivery, and will cause their Affiliates and Subsidiaries to take such actions, as may be reasonably required to more effectively effect the Purchase Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE VERISIGN PARTIES

The VeriSign Parties hereby jointly and severally represent and warrant as follows:

3.1 Corporate Organization. Each VeriSign Party is a duly organized and validly existing corporation or other entity in good standing (or its equivalent under applicable law) under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the VeriSign Parties to consummate the Purchase Transactions. Each of the VeriSign Parties has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as it is currently contemplated to be conducted.

3.2 Authorization of Agreement. Each VeriSign Party has all requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Purchase Transaction Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or the Purchase Transaction Agreements to which it is a party or to be executed by any VeriSign Party in connection with the consummation of the Purchase Transactions (the “VeriSign Documents”), to perform its obligations hereunder and thereunder and to consummate the Purchase Transactions. The execution and delivery of the VeriSign Documents and the consummation of the Purchase Transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each VeriSign Party. Each of the VeriSign Documents has been duly and validly executed and delivered by each VeriSign Party that is a party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) each of the VeriSign Documents, when so executed and delivered, will constitute, the legal, valid and binding obligations of such VeriSign Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the VeriSign Parties of this Agreement or the other VeriSign Documents, the consummation of the Purchase Transactions, or compliance by the VeriSign Parties with any of the provisions hereof or thereof, conflicts with or will conflict with, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under or result in the creation of any Lien upon any of the properties or assets of any VeriSign Party or any of their respective Subsidiaries under, any provision of (i) the certificate of incorporation or bylaws, or other comparable organizational documents, of any VeriSign Party or any of their respective Subsidiaries; (ii) any Contract or Permit to which any VeriSign Party or any of their respective Subsidiaries is a party or by which any of the properties or assets of any VeriSign Party or any of their respective Subsidiaries are bound; (iii) any Order of any Governmental Authority applicable to any VeriSign Party or any of their respective Subsidiaries or by which any of the properties or assets of any VeriSign Party or any of their respective Subsidiaries are bound; or (iv) any applicable Law, except in the case of clauses (ii), (iii) and (iv), where such conflict, violation or default would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the VeriSign Parties to consummate the Purchase Transactions.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) is required on the part of any VeriSign Party or any of their respective Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other VeriSign Documents or the compliance by such VeriSign Party with any of the provisions hereof or thereof, or the consummation of the Purchase Transactions.

3.4 Title to VeriSign Interests. Each VeriSign Selling Entity has good and valid title to its corresponding VeriSign Interest as indicated in Section 1.1, free and clear of any Liens and is (a) the record and beneficial owner thereof and (b) has full and unrestricted ownership thereof. Assuming the applicable Fox Purchasing Entity has the requisite power and authority to be the lawful owner of such VeriSign Interest, upon (i) delivery to the applicable Fox Purchasing Entity at the Closing of certificates, if any, representing the corresponding VeriSign Interests, duly endorsed by the applicable VeriSign Selling Entity for transfer to the applicable Fox Purchasing Entity, or other appropriate instruments sufficient to evidence the transfer of the VeriSign Interests under the applicable laws of the relevant jurisdiction as set forth herein, and (ii) receipt of the Netherlands JV Purchase Amount, the Netherlands GP Purchase Amount and the U.S. JV Purchase Amount pursuant to Sections 1.1(b), (c) and (d), respectively, good and valid title to the corresponding VeriSign Interests will pass to the applicable Fox Purchasing Entities, free and clear of any Liens, other than those arising from acts of the Fox Parties. Except for those arising under this Agreement, the Formation Agreement, the Joint Venture Agreement, the LLC Agreement, the articles of association of the Netherlands GP and/or any corporate and partnership Laws applicable to the Netherlands Joint Venture, the U.S. Joint Venture and the Netherlands GP, the VeriSign Interests are not subject to any options, warrants, calls, rights, commitments, or agreements of any character, including any agreement restricting or otherwise relating to the voting, dividend rights or disposition of the VeriSign Interests.

3.5 Legal Proceedings. None of the VeriSign Parties is party to any, and there are no pending or, to the Knowledge of the VeriSign Parties, threatened, Legal Proceeding, of any nature against VeriSign or any of its Subsidiaries that would reasonably be expected to prevent or materially delay or materially impair the ability of the VeriSign Parties to consummate the Purchase Transactions.

3.6 Knowledge of Liabilities. Except as expressly mentioned in this Agreement, as of the date hereof the VeriSign Parties have no Knowledge of any event, action, matter or circumstance that would reasonably be expected to give rise to a material Liability of any Fox Indemnified Party to any of the VeriSign Parties under or in respect of any Transactions (as defined in the Formation Agreement) or any of the Transaction Agreements (as defined in the Formation Agreement).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE FOX PARTIES

Fox hereby represents and warrants as follows:

4.1 Corporate Organization. Each Fox Party is a duly organized and validly existing corporation or other entity in good standing (or its equivalent under applicable law) under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties and assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing as a foreign corporation would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Fox Parties to consummate the Purchase Transactions. Each of the Fox Parties has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as it is currently contemplated to be conducted.

4.2 Authorization of Agreement. Each Fox Party has all requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Purchase Transaction Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or the Purchase Transaction Agreements to which it is a party or to be executed by any Fox Party in connection with the consummation of the Purchase Transactions (the “Fox Documents”), to perform its obligations hereunder and thereunder and to consummate the Purchase Transactions. The execution and delivery of the Fox Documents and the consummation of the Purchase Transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each Fox Party. Each of the Fox Documents has been duly and validly executed and delivered by each Fox Party that is a party thereto and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Fox Documents, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Fox Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Fox Parties of this Agreement or the other Fox Documents, the consummation of the Purchase Transactions, or compliance by the Fox Parties with any of the provisions hereof or thereof conflicts with or will conflict with, or result in any violation of or constitute a breach of or a default (with or without notice or lapse of time, or both) under, or result in the loss of any benefit under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation under or result in the creation of any Lien upon any of the properties or assets of any Fox Party or any of their respective Subsidiaries under, any provision of (i) the certificate of incorporation or bylaws or other comparable organizational documents, of any Fox Party or any of their respective Subsidiaries; (ii) any Contract or Permit to which any Fox Party or any of their respective Subsidiaries is a party or by which any of the properties or assets of any Fox Party or any of their respective Subsidiaries are bound; (iii) any Order of any Governmental Authority applicable to any Fox Party or any of their respective Subsidiaries or by which any of the properties or assets of any Fox Party or any of their respective Subsidiaries are bound; or (iv) any applicable Law, except in the case of clauses (ii), (iii) and (iv), where such conflict, violation or default would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Fox Parties to consummate the Purchase Transactions.

(b) No Governmental Approval is required on the part of any Fox Party or any of their respective Subsidiaries in connection with the execution, delivery or performance of this Agreement or the other Fox Documents or the compliance by such Fox Party with any of the provisions hereof or thereof, or the consummation of the Purchase Transactions.

4.4 Legal Proceedings. None of the Fox Parties is party to any, and there are no pending or, to the Knowledge of the Fox Parties, threatened, Legal Proceeding, of any nature against Fox or any of its Subsidiaries that would reasonably be expected to prevent or materially delay or materially impair the ability of the Fox Parties to consummate the Purchase Transactions.

4.5 Knowledge of Liabilities. Except as expressly mentioned in this Agreement, as of the date hereof the Fox Parties have no Knowledge of any event, action, matter or circumstance that would reasonably be expected to give rise to a material Liability of any VeriSign Indemnified Party to any of the Fox Parties under or in respect of any Transactions (as defined in the Formation Agreement) or any of the Transaction Agreements (as defined in the Formation Agreement).

ARTICLE V

COVENANTS

5.1 Further Assurances. In case at any time after the date of this Agreement and from time to time any further action is necessary to carry out the purposes of this Agreement and to vest the applicable Fox Purchasing Entity with valid and legal title to the applicable VeriSign Interests, free and clear of all Liens, the parties hereto agree to take or cause to be taken all such necessary or appropriate action in accordance with and subject to the terms of this Agreement, and the cost of such action will be borne by the party receiving the benefit of such action.

5.2 Confidentiality. Each of the Fox Parties and the VeriSign Parties acknowledge and agree that the information provided to it in connection with this Agreement and the Purchase Transactions is subject to the terms of the Mutual Non-Disclosure Agreement dated July 17, 2006 between Fox and VeriSign, the terms of which are incorporated herein by reference.

5.3 Publicity. None of the Fox Parties, the VeriSign Parties, or their Affiliates shall issue any press release or public announcement concerning this Agreement, the other Purchase Transaction Agreements or the Purchase Transactions or make any other public disclosure containing the terms of this Agreement without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless (i) in the judgment of Fox or VeriSign, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which Fox or VeriSign lists securities, provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the other party with respect to the text thereof, or (ii) the press release or public announcement that a party intends to make contains information that had already been disclosed and/or approved by the other party in accordance with this Section 5.3.

5.4 Non-Compete.

(a) Each of the Fox Parties and the VeriSign Parties acknowledge and agree that the primary intent of VeriSign’s B-to-B Business (as defined in the LLC Agreement in effect as of immediately prior to the date hereof) offering for mobile content is to provide third parties that are not Affiliates of VeriSign with technology and services to enable mobile media enablement and distribution. Although not the primary intent of VeriSign’s B-to-B Business mobile content services, the parties hereto agree that VeriSign may also engage in provisioning mobile services for third parties that include advising and supporting third parties with respect to their retail operations (including supporting and servicing any marketing and development initiatives of such third parties) so long as such retail operations (x) are not predominately controlled by VeriSign or its Affiliates (other than entities affiliated with directors and officers of VeriSign which are not also otherwise Affiliates of VeriSign but for the fact that the director or officer of VeriSign is affiliated with such entity) and (y) in no event use any brand owned or controlled by VeriSign or its Affiliates (other than entities affiliated with directors and officers of VeriSign which are not also otherwise Affiliates of VeriSign but for the fact that the director or officer of VeriSign is affiliated with such entity) except for ingredient branding purposes (i.e. “Powered by VeriSign”) and branding for other VeriSign services not related to providing mobile content (i.e., VeriSign’s “VeriSign Secured” seal) (any activities permitted by this sentence being herein referred to as “Secondary B-to-B Business Services”). Notwithstanding the foregoing, for a period of two (2) years commencing on the date hereof (the “Prohibited Period”), VeriSign shall not, and shall cause its Affiliates (other than entities affiliated with directors and officers of VeriSign which are not also Affiliates of VeriSign) not to, for their own benefit or for the benefit of any other Person, in any manner, directly or indirectly, operate or engage in (alone or with others), be financially interested in, or have an equity or other ownership interest in any Person engaged in, or form a joint venture with any Person to conduct, any direct-to-consumer mobile business that is substantially similar to the businesses conducted by Jamba! or Mobizzo (each, as defined in the Formation Agreement) prior to the date of the Formation Agreement (a “Competing Business”); provided, however, that the covenant contained in this Section 5.4(a) shall not prohibit VeriSign from (i) engaging in or conducting any B-to-B Business or providing any Secondary B-to- B Business Services; (ii) engaging in activities with any international mobile carrier to the extent any such activities would otherwise qualify as B-to-B Business; or (iii) owning as an investment less than one percent (1%) of the outstanding capital stock of a Competing Business whose stock is traded on a national securities exchange or market, or over-the-counter.

(b) If a judicial or arbitral determination is made that any provision of Section 5.4(a) constitutes an unreasonable or otherwise unenforceable restriction against VeriSign or any of its Affiliates (other than directors and officers of VeriSign), then the provisions of Section 5.4(a) shall be rendered void only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing Section 5.4(a) shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of Section 5.4(a) and to apply the remaining provisions of Section 5.4(a) to the remaining business activities, time periods and/or geographical areas not so severed.

(c) Available Remedies. Each VeriSign Party acknowledges that it would be difficult to fully compensate Fox or any of its Affiliates for damages resulting from any breach by them of the provisions of Section 5.4(a). Accordingly, in the event of any actual or threatened breach of such provisions, Fox and its Affiliates shall (in addition to any other remedies which it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions and recover attorneys’ fees and costs for same, and such relief may be granted without the necessity of proving actual damages or the inadequacy of money damages, or posting bond. Moreover, in the event that any provision, or the application thereof, of Section 5.4(a) is determined not to be specifically enforceable, Fox and its Affiliates shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of Section 5.4(a) by VeriSign or any of its Affiliates (other than entities affiliated with directors and officers of VeriSign which are not also otherwise Affiliates of VeriSign but for the fact that the director or officer of VeriSign is affiliated with such entity).

5.5 Non-Solicitation. For a period of three (3) years commencing on the Closing Date, each VeriSign Party shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment any employees of the Netherlands Joint Venture or the U.S. Joint Venture other than (i) any employee who has been terminated by such Joint Venture prior to the commencement of employment discussions with such VeriSign Party or its Affiliate and who contacts such VeriSign Party or its Affiliate on his own initiative without prompting from such VeriSign Party or its Affiliate other than as permitted in clause (ii), or (ii) any employee who responds to a solicitation which constitutes a good faith general solicitation, mass advertisement or similar type of broad based publicly disseminated solicitation through advertisement or search firms not specifically directed toward employees of the Netherlands Joint Venture and / or the U.S. Joint Venture.

5.6 Release by Fox Parties.

(a) As of the date hereof, each of the Joint Ventures and Fox does for itself and its respective Affiliates, beneficiaries, successors and assigns, if any, irrevocably and unconditionally release and forever discharge VeriSign and its Subsidiaries from the demand for indemnification under Sections 9.2 and 9.4(d) of the Formation Agreement, pursuant to the letter dated January 11, 2008, from Richard L. Stone to Richard H. Goshorn, General Counsel of VeriSign (the “January 2008 Claim”). It is the intention of Fox and the Joint Ventures in executing this release, and in giving and receiving the consideration called for in this Agreement, that the release contained in this Section 5.6 shall be effective as a full and final accord and satisfaction and general release of and from and the final resolution of the January 2008 Claim.

(b) As of the date hereof, each of the Joint Ventures and each Fox Party and its Affiliates does for itself and for its respective beneficiaries, successors and assigns, if any, irrevocably and unconditionally release and forever discharge the VeriSign Parties, and their respective Affiliates, and each of their respective past, present and future officers, directors, employees, representatives, Affiliates, stockholders, members, controlling Persons, successors and assigns and the VeriSign Managers (individually, a “VeriSign Released Party” and collectively, the “VeriSign Released Parties”) from and against all VeriSign Released Matters and, accordingly, any indemnification or similar provisions contained in any Transaction Agreements (as defined in the Formation Agreement) shall be deemed terminated solely to the extent relating to any VeriSign Released Matters. “VeriSign Released Matters” means any and all claims, demands, proceedings, causes of action, Orders, obligations, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each Fox Party, each of the Joint Ventures and each of their respective Affiliates now has, has ever had or may hereafter have against the VeriSign Released Parties arising out of the Transactions (as defined in the Formation Agreement) or any of the Transaction Agreements (as defined in the Formation Agreement), whether contemporaneously with, prior to or following the Closing; provided, however, that nothing contained herein shall operate to release (and the following shall therefore not constitute VeriSign Released Matters) any claims, demands, proceedings, causes of action, Orders, obligations, and Liabilities of the VeriSign Released Parties (i) which, subject to Section 5.6(a), remain subject to indemnification pursuant to Article IX of the Formation Agreement, (ii) arising under this Agreement, the other Purchase Transaction Agreements and the documents executed in conjunction herewith and therewith (but excluding the Amended and Restated Joint Venture Agreement of the Netherlands Joint Venture, the Amended and Restated LLC Agreement of the U.S. Joint Venture and the Amended and Restated Articles of Association of the Netherlands GP), (iii) arising after the date of this Agreement in respect of acts or omissions occurring after the date hereof under the Gateway Services Agreement as amended by the First Amendment to the Gateway Services Agreement, (iv) in respect of payments owed by the Joint Ventures or VeriSign to the other party under the Gateway Services Agreement in relation to Services (as defined in the Gateway Services Agreement) provided by VeriSign thereunder since September 1, 2008, or (v) in relation to the two purported class action complaints filed against VeriSign and other parties on March 27, 2008, in the United States District Court for the Southern District of California, and referred to in the Larry Friedman Letters and the David Singer Letter. It is the intention of the Joint Ventures and the Fox Parties in executing this release, and in giving and receiving the consideration called for in this Agreement, that the release contained in this Section 5.6 shall be effective as a full and final accord and satisfaction and general release of and from all VeriSign Released Matters and the final resolution by the Joint Ventures and each Fox Party and the VeriSign Released Parties of all VeriSign Released Matters. Each of the Joint Ventures and each Fox Party and each of their respective Affiliates hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any VeriSign Released Party, based upon any matter purported to be released hereby. The invalidity or unenforceability of any part of this Section 5.6 shall not affect the validity or enforceability of the remainder of this Section 5.6, which shall remain in full force and effect.

5.7 Release by VeriSign Parties. As of the date hereof, each VeriSign Party and its Affiliates does for itself and for its respective beneficiaries, successors and assigns, if any, irrevocably and unconditionally release and forever discharge the Joint Ventures, the Netherlands GP, the Fox Parties, and their respective Affiliates, and each of their respective past, present and future officers, directors, employees, representatives, Affiliates, stockholders, members, controlling Persons, successors and assigns and the Fox Managers (individually, a “Fox Released Party” and collectively, the “Fox Released Parties”) from and against all Fox Released Matters and, accordingly, any indemnification or similar provisions contained in any Transaction Agreements (as defined in the Formation Agreement) shall be deemed terminated solely to the extent relating to any Fox Released Matters. “Fox Released Matters” means any and all claims, demands, proceedings, causes of action, Orders, obligations, and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each VeriSign Party and its Affiliates now has, has ever had or may hereafter have against the Fox Released Parties arising out of the Transactions (as defined in the Formation Agreement) or any of the Transaction Agreements (as defined in the Formation Agreement), whether contemporaneously with, prior or following the Closing; provided, however, that nothing contained herein shall operate to release (and the following shall therefore not constitute Fox Released Matters) any claims, demands, proceedings, causes of action, Orders, obligations, and Liabilities of the Fox Released Parties (i) which remain subject to indemnification pursuant to Article IX of the Formation Agreement, (ii) arising under this Agreement (including Section 5.9 below), the other Purchase Transaction Agreements and the documents executed in conjunction herewith and therewith, (iii) in respect of payments owed by the Joint Ventures or VeriSign to the other party under the Gateway Services Agreement in relation to Services (as defined in the Gateway Services Agreement) provided by VeriSign thereunder since September 1, 2008, (iv) arising after the date of this Agreement in respect of acts or omissions occurring after the date hereof under the Gateway Services Agreement as amended by the First Amendment to Gateway Services Agreement, or (v) in relation to the two purported class action complaints filed against VeriSign and other parties on March 27, 2008, in the United States District Court for the Southern District of California, and referred to in the Larry Friedman Letters and the David Singer Letter. It is the intention of the VeriSign Parties in executing this release, and in giving and receiving the consideration called for in this Agreement, that the release contained in this Section 5.7 shall be effective as a full and final accord and satisfaction and general release of and from all Fox Released Matters and the final resolution by each VeriSign Party and the Fox Released Parties of all Fox Released Matters. Each VeriSign Party and its Affiliates hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Fox Released Party, based upon any matter purported to be released hereby. The invalidity or unenforceability of any part of this Section 5.7 shall not affect the validity or enforceability of the remainder of this Section 5.7, which shall remain in full force and effect.

5.8 Releases Generally. Without limiting the generality of the foregoing Section 5.6 and Section 5.7, each of the Joint Ventures, the Fox Parties, the VeriSign Parties and their respective Affiliates waives all rights under California Civil Code Section 1542 and under any other state or federal statute, or common law principle of similar effect relating to the matters released herein. Section 1542 provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.9 Indemnification by Fox and the Joint Ventures; Cooperation On Claims.

(a) Each of the Joint Ventures and Fox shall reimburse, defend, indemnify, and hold harmless any VeriSign Released Party from and against any and all damages, losses, claims, Liabilities, demands, charges, suits, penalties, costs and Expenses (individually, a “Loss” and collectively the “Losses”) incurred by or asserted against any VeriSign Released Party resulting or arising from, or relating to, the ownership, operation, holding and/or assumption by the Joint

Ventures and/or their Subsidiaries (and their respective beneficiaries, successors and assigns, if any), on or after the Closing Date, of the assets, contracts, businesses, rights, obligations and/or Liabilities contributed, transferred or assigned by VeriSign and/or its Affiliates to the Joint Ventures and their Affiliates pursuant to the Formation Agreement, any other Transaction Agreement (as defined in the Formation Agreement) and/or any of the Transactions (as defined in the Formation Agreement). The indemnification provisions set forth in Section 9.4 of the Formation Agreement shall govern also the indemnification claims brought under this Section 5.9(a), to the extent applicable.

(b) Each of the Joint Ventures and Fox shall reimburse, defend, indemnify, and hold harmless any VeriSign Manager from and against any and all Losses incurred by or asserted against any VeriSign Manager as a result of actions or omissions by the Netherlands GP, the Joint Ventures and/or any of their respective Subsidiaries, or any of their Affiliates, based on any act or omission by any of the VeriSign Managers in their capacity as such prior to the Closing Date, except for cases of willful misconduct or gross negligence of such VeriSign Manager.

(c) In the event that Legal Proceedings shall be instituted, or asserted, by any Person not party to this Agreement against any of the VeriSign Released Parties or the Fox Released Parties in connection with the operation of the business of the Joint Ventures between January 31, 2007 and the Closing Date (each, a “Third Party Claim”), at the request of VeriSign (in respect of Third Party Claims against any of the VeriSign Released Parties) the Joint Ventures shall, and at the request of the Joint Ventures (in respect of Third Party Claims against any of the Fox Released Parties) VeriSign shall discuss in good faith with the party making such request how the defense of such Third Party Claim should be handled, including without limitation by joint defense, in the manner set forth in the Larry Friedman Letters and the David Singer Letter or separately, with the obligation to engage in such discussions (and the content thereof) subject in all cases to conflicts of interest, potential conflicts of interest and preservation of privilege.

5.10 Termination and Amendment of Certain Agreements.

(a) Each of the Fox Parties and the VeriSign Parties agree that at the Closing, the VeriSign Personnel Services Agreement shall terminate and have no further force and effect.

(b) Each of the VeriSign Parties acknowledge and agree that immediately following the Closing the applicable Fox Parties, as the sole holders of equity interests in the U.S. Joint Venture, the Netherlands Joint Venture and the Netherlands GP, may cause to be entered into or adopted the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture, the Amended and Restated Articles of Association of the Netherlands GP and the Amended and Restated LLC Agreement of the U.S. Joint Venture in the forms attached as Exhibits B-1, B-2 and B-3 and, thereafter, that the applicable Fox Parties may cause to be further amended each such document in their sole discretion, provided that, the Fox Parties shall keep each VeriSign Released Party harmless and indemnified against Losses, if any, resulting or arising from, or relating to, any of the above mentioned agreements and documents.

5.11 Access.

(a) Reports. For a period of one (1) year following the Closing, each of the U.S. Joint Venture, the Netherlands Joint Venture and the Netherlands GP shall provide in a timely manner and free of charge such financial reports and other operational information as are reasonably necessary for VeriSign to prepare financial statements required by the rules and regulations of the SEC. None of the U.S. Joint Venture, the Netherlands Joint Venture nor the Netherlands GP shall be required by this Section 5.11(a) to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its or its Subsidiaries’ normal operations.

(b) Tax Information and Cooperation. Within ninety (90) days after the end of the current fiscal year of each of the U.S. Joint Venture and the Netherlands Joint Venture, each such Joint Venture shall send to VeriSign free of charge such tax information, including, without limitation, Federal Tax Schedule K-1, as shall be reasonably necessary for the VeriSign Parties to prepare and file their Tax Returns (as defined in the Formation Agreement); provided, however, that this period shall be automatically extended by the period of any delay beyond the control of such Joint Venture, such as a delay resulting from the failure of a third party to provide required tax information to such Joint Venture in a timely manner. In addition, for a period of six (6) years from the Closing Date, the Joint Ventures shall cooperate with VeriSign and its Subsidiaries, upon reasonable request, in connection with the filing of Tax Returns (as defined in the Formation Agreement) and any tax audit, litigation or proceeding related to the participation by VeriSign and its Subsidiaries in the Joint Ventures and the businesses of the Joint Ventures and their respective Subsidiaries. The cooperation envisaged in this Section 5.11(b) shall include the retention and (upon request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided such cooperation would not reasonably be expected to result in a waiver of any attorney-client, work-product or other privilege.

5.12 Records. For six (6) years following the Closing Date, each VeriSign Party shall make available to Fox all agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, relating to the business and operations of the Netherlands GP, the U.S. Joint Venture and the Netherlands Joint Venture and their respective Subsidiaries to the extent reasonably requested by Fox and not then in the possession of such Joint Venture or one of its Subsidiaries. Access to any such Records shall be conducted during regular business hours and under reasonable circumstances and shall be in accordance with applicable Law. Fox and VeriSign shall, and shall cause their respective officers, employees and representatives (including, without limitation, legal advisors and accountants) to cooperate with any such access and Fox shall, and shall cause its officers, employees and representatives, to use their reasonable best efforts to minimize any disruption to each VeriSign Party’s business.

ARTICLE VI

MISCELLANEOUS

6.1 Survival. The representations and warranties of the parties contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date except that the representations and warranties set forth in Sections 3.2 (Authorization of Agreement), 3.4 (Title to VeriSign Interests) and 4.2 (Authorization of Agreement) shall survive indefinitely. Unless otherwise expressly provided in this Agreement, all of the covenants and obligations of the parties contained in this Agreement shall survive the Closing indefinitely, unless such covenant or obligation has an express termination date. Notwithstanding the foregoing, if a written claim or written notice of a claim is given with respect to any representation or warranty prior to the expiration of the applicable survival period, the claim with respect to such representation or warranty shall continue indefinitely until such claim is finally resolved.

6.2 Expenses. Except as otherwise provided in this Agreement or the Purchase Transaction Agreements, each of the parties hereto shall bear its own Expenses incurred in connection with the negotiation and execution of this Agreement and the Purchase Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Purchase Transactions, provided, however, that any transfer, stamp, sales, use, registration, recording, conveyancing, notarial and other such taxes, duties, fees, costs and expenses (including any penalties and interest) incurred in connection this Agreement and the Purchase Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Purchase Transactions shall be borne equally by the Fox Parties and the VeriSign Parties.

6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

6.4 Submission to Jurisdiction; Consent to Service of Process.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Purchase Transactions and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 6.6.

6.5 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

6.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision). The parties understand and agree that any notice under this Agreement to the Joint Ventures must be provided to the Netherlands Joint Venture and the U.S. Joint Venture concurrently.

If to any of the Fox Parties, the Joint Ventures or the Netherlands GP, to:

Fox Entertainment Group, Inc.

c/o News Corporation

1211 Avenue of the Americas

New York, New York 10036

Attention: General Counsel

Facsimile: (212) 852-7214

With a copy (which shall not constitute notice) to:

Hogan & Hartson LLP

875 Third Avenue

New York, New York 10022

Attention: Ira S. Sheinfeld and

                 Alexander B. Johnson

Facsimile: (212) 918-3100

If to any of the VeriSign Parties, to:

VeriSign, Inc.

487 E. Middlefield Road

M/S MV2-2-1

Mountain View, California 94043

Attention: General Counsel

Facsimile: (650) 426-5113

With a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Christopher E. Austin

Facsimile: (202) 225-3999

6.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Purchase Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Purchase Transactions are consummated as originally contemplated to the greatest extent possible. Except as otherwise expressly provided for in this Agreement, nothing contained in any representation or warranty, or the fact that any representation or warranty may or may not be more specific than any other representation or warranty, shall in any way limit or restrict the scope, applicability or meaning of any other representation or warranty contained in this Agreement.

6.8 Specific Performance. Each of the Fox Parties and the VeriSign Parties acknowledges and agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Each party accordingly agrees that, in addition to any other remedies available under applicable Law or this Agreement, each of the Fox Parties and the VeriSign Parties shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any breach or threatened breach of this Agreement.

6.9 Binding Effect; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement.

6.10 Assignment. No party hereto may assign or transfer this Agreement or any obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of the other parties hereto (which consent will not be unreasonably withheld or delayed by either party), except that, upon written notice to the other, a party hereto may assign or transfer its rights, interests, and obligations hereunder to (a) an entity acquiring all or substantially all of the assets of that party, whether by acquisition of assets or shares, or by merger or consolidation or (b) any of its Affiliates; provided, further, that no assignment of any obligations hereunder shall relieve the Parties hereto of any such obligations. Any assignment in violation of this Section 6.10 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, including facsimile counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

6.12 Joint Preparation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

6.13 Certain Definitions.

(a) For purposes of this Agreement, the following terms shall have the meanings specified in this Section 6.13:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Amended and Restated Articles of Association of the Netherlands GP” means the Deed of Amendment to the Articles of Association of the Netherlands GP in form attached hereto as Exhibit B-2.

“Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture” means the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture in the form attached hereto as Exhibit B-1.

“Amended and Restated LLC Agreement of the U.S. Joint Venture” means the Amended and Restated Limited Liability Company Agreement of the U.S. Joint Venture in the form attached hereto as Exhibit B-3.

“Business Day” means any day of the year on which national banking institutions in both New York and Berlin are open to the public for conducting business and are not required or authorized to close.

“Contract” means any written or oral agreement, contract, indenture, note, mortgage, guarantee, bond, lease, commitment, easement or right of way that is legally binding.

“David Singer Letter” means the letter, dated May 30, 2008, from David R. Singer to Lawrence B. Friedman attached as Exhibit C.

“Expenses” means any and all expenses, costs, claims, demands, assessments, judgments, penalties and fees (including reasonable attorneys’ and other professionals’ fees and disbursements).

“European Institution” means (i) the European Union Parliament, (ii) the Council of the European Union, (iii) the European Commission, (iv) the European Court of Justice and (v) the European Court of Auditors.

“First Amendment to Gateway Services Agreement” means the First Amendment to VeriSign Gateway Services Agreement in the form attached hereto as Exhibit A.

“Formation Agreement” means the Formation Agreement, dated as of January 29, 2007, by and among Fox, Fox Mobile Holdings, the U.S. Joint Venture, the Netherlands Joint Venture, VeriSign and VeriSign Swissco.

“Fox Managers” means the current or former members of the board of managers of the Netherlands Joint Venture, the U.S. Joint Venture and the Netherlands GP, as applicable, appointed by the Fox Parties, pursuant to the Joint Venture Agreement, the LLC Agreement and the articles of association of the Netherlands GP, respectively. A list of the Fox Managers holding office as of the date of this Agreement is set forth on Schedule C.

“Fox Parties” means Fox and any of its Affiliates party to any Purchase Transaction Agreement.

“Gateway Services Agreement” means the VeriSign Gateway Services Agreement dated as of January 31, 2007, between VeriSign, the Netherlands Joint Venture and the U.S. Joint Venture.

“Governmental Authority” means (a) any nation or government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private) or any other entity exercising executive, judicial, legislative, regulatory or administrative functions of or pertaining to regulation or to government; and (b) any European Institution.

“Jamba Mobile Holdings” means Jamba Mobile Holdings GmbH Co KG, a German limited liability partnership, a wholly-owned indirect subsidiary of the Netherlands Joint Venture.

“Jamba Mobile Holdings Note” means the promissory note of Jamba Mobile Holdings payable to VeriSign Swissco.

“Joint Venture Agreement” means the Joint Venture Agreement of Netherlands Mobile Holdings C.V., dated January 31, 2007, between News Corporation, VeriSign, Fox Dutch Mobile, VeriSign Netherlands Mobile Holdings and the Netherlands GP.

“Knowledge” means (a) with respect to the VeriSign Parties, the actual knowledge of Charles Meyers, Chris O’ Sullivan and Thomas Indelicarto, and (b) with respect to any of the Fox Parties, the actual knowledge of Mark Anderson, Jamie Samson and Brian Wynne.

“Larry Friedman Letters” means the letter, dated April 16, 2008, from Larry B. Friedman, counsel to VeriSign, to the Chief Executive Officer of the Netherlands Joint Venture and the following letter, dated May 20, 2008, from Larry B. Friedman to the Chief Executive Officer of the Netherlands Joint Venture and the Chief Executive Officer of the U.S. Joint Venture attached as Exhibit D.

“Law” means all foreign, federal, state and local laws, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits or proceedings (public or private) by or before a Governmental Authority or arbiter.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) and including all costs and Expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction, encroachment, reservation, municipal bond, or other restriction of any kind, including, but not limited to, liens (Pfandrechte), life interest (Niessbrauch), trust agreements (Treuhandverhältnisse), silent partnerships (stille Beteligungen) or sub-participations (Unterbeteiligungen), but excluding any such lien, encumbrance, option, right of first refusal, transfer restriction or other restriction of any kind arising under the Formation Agreement, the Joint Venture Agreement, the LLC Agreement and/or the articles of association of the Netherlands GP and/or created by corporate and partnership Laws applicable to the Netherlands Joint Venture, the U.S. Joint Venture and the Netherlands GP.

“LLC Agreement” means the Limited Liability Company Agreement of US Mobile Holdings, LLC, dated as of January 31, 2007, by and among Fox Mobile Holdings, News Corporation, VeriSign Holdings, VeriSign, and the U.S. Joint Venture.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Purchase Transaction Agreements” means this Agreement, First Amendment to Gateway Services Agreement, the Amended and Restated Limited Partnership Agreement of the Netherlands Joint Venture, the Amended and Restated LLC Agreement of the U.S. Joint Venture and the Amended and Restated Articles of Association of the Netherlands GP.

“Schedules” means the schedules to this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (a) a corporation a majority of whose capital stock with the general voting power under ordinary circumstances to vote in the election of directors of such corporation (irrespective of whether or not, at the time, any other class or classes of securities shall have, or might have, voting power by reason of the happening of any contingency) is, at the date of determination thereof, beneficially owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (b) any other Person (other than a corporation), including a joint venture, a general or limited partnership or a limited liability company, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, beneficially own at least a majority of the ownership interests entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing such functions) or act as the general partner or managing member of such other Person.

“VeriSign Interests” means the VeriSign Netherlands JV Interests, the VeriSign Netherlands GP Interests and the VeriSign U.S. JV Interests.

“VeriSign Managers” means the current or former members of the board of managers of the Netherlands Joint Venture, the U.S. Joint Venture and the Netherlands GP, as applicable, appointed by the VeriSign Parties, pursuant to the Joint Venture Agreement, the LLC Agreement and the articles of association of the Netherlands GP, respectively. A list of the VeriSign Managers holding office as of the date of this Agreement is set forth on Schedule B.

“VeriSign Parties” means VeriSign and any of its Affiliates party to any Purchase Transaction Agreement.

“VeriSign Personnel Services Agreement” means the Personnel Services Agreement effective as of January 31, 2007, by and between VeriSign, the U.S. Joint Venture and the Netherlands Joint Venture.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

Agreement	Preamble
Closing	2.1
Closing Date	2.1
Competing Business	5.4(a)
Fox	Preamble
Fox Documents	4.2
Fox Dutch Mobile	Preamble
Fox Mobile Holdings	Preamble
Fox Purchasing Entities	Preamble
Fox Released Matters	5.7(b)
Fox Released Parties	5.7(b)
Fox Released Party	5.7(b)
Governmental Approval	3.3(b)
January 2008 Claim	5.6(a)
Joint Ventures	Preamble
Loss	5.9(a)
Netherlands GP	Preamble
Netherlands GP Purchase Amount	1.1(b)
Netherlands Joint Venture	Preamble
Netherlands JV Purchase Amount	1.1(a)
Prohibited Period	5.4(a)
Provisional Items	1.3
Purchase Price	1.1
Purchase Transactions	1.1
Records	5.12
Secondary B-to-B Business Services	5.4(a)
Settlement Payment Amount	1.2
Third Party Claim	5.9(c)
U.S. Joint Venture	Preamble
U.S. JV Purchase Amount	1.1(c)
VeriSign	Preamble
VeriSign Documents	3.2
VeriSign Holdings	Preamble
VeriSign Netherlands GP Interests	1.1(b)
VeriSign Netherlands JV Interests	1.1(a)
VeriSign Netherlands Mobile Holdings	Preamble
VeriSign Released Matters	5.6(b)
VeriSign Released Parties	5.6(b)
VeriSign Released Party	5.6(b)
VeriSign Selling Entities	Preamble
VeriSign Swissco	Preamble
VeriSign U.S. JV Interests	1.1(c)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Periods. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Exhibits/Schedules. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. The specific disclosures set forth in the Schedules shall be organized to correspond to a specific section reference in this Agreement to which the qualifying and correspondingly numbered disclosure relates, together with appropriate cross references when disclosure is applicable to other sections of this Agreement, and any disclosure set forth in one section of the Schedules shall apply to (A) the representations and warranties contained in the Section of this Agreement to which it corresponds in number, (B) the representation and warranties to which it is referred by cross reference and (C) any other representation or warranty to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is intended to qualify such representation or warranty.

Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article”, “Section” or other subdivision or any “Schedule” are to the corresponding Article, Section or other subdivision of, or Schedule to, this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

FOX ENTERTAINMENT GROUP, INC.

By:	/s/ Michael Bunder
	Name:	Michael Bunder
	Title:	Senior Vice President

FOX US MOBILE HOLDINGS, INC.

By:	/s/ Jamie Samson
	Name:	Jamie Samson
	Title:	Executive Vice President

US MOBILE HOLDINGS, LLC

By:	/s/ Jamie Samson
	Name:	Jamie Samson
	Title:	Executive Vice President

FOX DUTCH MOBILE B.V.

By:	/s/ A.E.M. van der Zagt
	Name:	A.E.M. van der Zagt
	Title:	Managing Director

JAMBA NETHERLANDS MOBILE HOLDINGS GP B.V.

By:	/s/ Mauro Montanaro
	Name:	Mauro Montanaro
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO PURCHASE AND TERMINATION AGREEMENT]

NETHERLANDS MOBILE HOLDINGS C.V.

By:	JAMBA NETHERLANDS MOBILE HOLDINGS GP B.V.
Its: General Partner

By:	/s/ Mauro Montanaro
	Name:	Mauro Montanaro
	Title:	Chief Executive Officer

VERISIGN, INC.

By:	/s/ D. James Bidzos
	Name:	D. James Bidzos
	Title:	Chief Executive Officer

VERISIGN US HOLDINGS, INC.

By:	/s/ Richard H. Goshorn
	Name:	Richard H. Goshorn
	Title:	Secretary

VERISIGN NETHERLANDS MOBILE HOLDINGS B.V.

By:	/s/ Alf Tuvesson
	Name:	Alf Tuvesson
	Title:	Managing Director

VERISIGN SWITZERLAND S.A.

By:	/s/ Alf Tuvesson
	Name:	Alf Tuvesson
	Title:	Managing Director

[SIGNATURE PAGE TO PURCHASE AND TERMINATION AGREEMENT]